                            SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ]      Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2)

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section  240.14a-11(c) or Section
         240.14a-12

                    STEWART INFORMATION SERVICES CORPORATION
                (Name of Registrant as Specified in its Charter)

                    STEWART INFORMATION SERVICES CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         1) Title of each class of securities to which transaction applies: N/A

         2)      Aggregate number of securities to which transaction applies:
                 N/A

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

         4)      Proposed maximum aggregate value of transaction:  N/A

         5)      Fee paid previously with preliminary materials:  N/A

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:  N/A

         2)      Form, Schedule or Registration Statement No.:  N/A

         3)      Filing Party:  N/A

         4)      Date Filed:  N/A

         5)      Total fee paid:  N/A

                    STEWART INFORMATION SERVICES CORPORATION

                            1980 POST OAK BOULEVARD
                              HOUSTON, TEXAS 77056

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 24, 1998

    Notice is hereby given that the Annual Meeting of the Stockholders of Stewart Information Services Corporation, a Delaware corporation (the "Company"), will be held on Friday, April 24, 1998, at 8:30 A.M. in the Independence Room on the eleventh floor of the Company's offices, 1980 Post Oak Boulevard, Houston, Texas, for the following purposes:

         (1) To elect directors of the Company to hold office until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

         (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

    The holders of record of Common Stock and Class B Common Stock of the Company at the close of business on February 27, 1998 will be entitled to vote at the meeting.


                                     By Order of the Board of Directors,

                                     Max Crisp

                                     Secretary


March 23, 1998



                                   IMPORTANT

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY. IF YOU ATTEND THE MEETING YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

                    STEWART INFORMATION SERVICES CORPORATION

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 24, 1998

    This Proxy Statement is furnished to the stockholders of Stewart Information Services Corporation (the "Company"), 1980 Post Oak Boulevard, Houston, Texas 77056 (Tel. No. 713/625-8100), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the annual meeting of stockholders to be held on Friday, April 24, 1998, at 8:30 A.M. in the Independence Room on the eleventh floor of the Company's offices, 1980 Post Oak Boulevard, Houston, Texas, and any adjournment thereof.

    Proxies in the form enclosed, properly executed by stockholders and received in time for the meeting, will be voted as specified therein. If a stockholder does not specify otherwise, the shares represented by his or her proxy will be voted for the nominees listed therein. The giving of a proxy does not preclude the right to vote in person should the person giving the proxy so desire, and the proxy may be revoked at any time before it is exercised by written notice delivered to the Company at or prior to the meeting. This Proxy Statement is being mailed on or about March 23, 1998 to stockholders of record at the close of business on February 27, 1998 (the "Record Date").

    At the close of business on the Record Date, there were outstanding and entitled to vote 6,389,846 shares of Common Stock and 525,006 shares of Class B Common Stock, and only the holders of record on such date shall be entitled to vote at the meeting. As long as 300,000 or more shares of Class B Common Stock are issued and outstanding, at each election of directors the Common Stock and Class B Common Stock are voted as separate classes. Shares of the Company's Class B Common Stock are convertible on a one-for-one basis into shares of the Company's Common Stock.

    The holders of Common Stock, voting as a class, are entitled to elect five of the nine directors of the Company. Each share of Common Stock is entitled, at the option of the person voting such share, either to cast one vote per share for each of the five directors to be elected by the holders of the Common Stock or to vote cumulatively by casting five votes per share, which may be distributed in any manner among any number of the nominees. The enclosed form of proxy provides a means for stockholders to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. If authority to vote for four or fewer of the nominees is withheld, and if there are nominees other than management nominees for the directorships to be filled by the holders of the Common Stock, then the persons named in the enclosed proxy may vote cumulatively by dividing the number of votes represented by the proxy equally among the nominees for which authority to vote is not withheld. If there are no nominees for the five positions to be elected by the holders of Common Stock other than the management nominees set forth herein, it is the intention of the persons named in the enclosed proxy to allocate the votes represented by the proxy evenly among the management nominees. If there should be any additional nominees for such positions, then the persons named in the enclosed proxy will vote cumulatively to elect as many as possible of the management nominees. If it is not possible to elect each of the five management nominees, then the persons named in the enclosed proxy will have discretion as to which of such nominees may be elected.

    Unless a holder of Common Stock who withholds authority votes in person at the meeting or votes by means of another proxy, the withholding of authority will have no effect upon the election of those directors for whom authority to vote is withheld because the Company's By-Laws provide that directors are elected by a plurality of the votes cast. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors. The shares held by each stockholder who signs and returns the enclosed form of proxy will be counted for purposes of determining the presence of a quorum at the meeting.

    The holders of Class B Common Stock, voting as a class, are entitled to elect the remaining four of the nine directors of the Company. Each holder of Class B Common Stock has the right to vote, in person or by proxy, the number of shares owned by him for the four directors to be elected by the holders of Class B Common Stock and for whose election he has a right to vote.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of the Record Date with respect to persons known to the Company to be the beneficial owners of more than 5% of either class of the Company's voting shares:

                                                                                       AMOUNT AND
                                                                                       NATURE OF        PERCENT
                                                                                       BENEFICIAL         OF
    NAME AND ADDRESS OF BENEFICIAL OWNER                        TITLE OF CLASS         OWNERSHIP         CLASS
-------------------------------------------------            --------------------     ------------      -------
 Malcolm S. Morris                                           Class B Common Stock          262,503       50.0
  3992 Inverness
  Houston, Texas 77019

 Stewart Morris, Jr.                                         Class B Common Stock          262,503       50.0
  #8 West Rivercrest
  Houston, Texas 77042

 EQSF Advisers, Inc.                                             Common Stock              975,700(1)    15.3
  767 Third Avenue
  New York, New York 10017

 FMR Corp.                                                       Common Stock              580,100(2)     9.1
  82 Devonshire Street
  Boston, Massachusetts 02109

 Franklin Resources, Inc.                                        Common Stock              493,600(3)     7.7
  777 Mariners Island Boulevard
  San Mateo, California  94404

 Brookhaven Capital Management Co., Ltd                          Common Stock              412,223(5)     6.5
  3000 Sandhill Road, Suite 13
  Menlo Park, California 94025

---------------

(1) EQSF Advisers, Inc. reported sole voting and dispositive power with respect to all of such shares in its report on Schedule 13G filed February 12, 1998. Such report was also filed on behalf of Martin J. Whitman, an affiliate of EQSF Advisers, Inc.

(2) FMR Corp. is the indirect parent company of Fidelity Low-Priced Stock Fund, which owns all of such shares, with sole investment power. Voting power with respect to such shares resides with the fund's board of trustees. Information with respect to the ownership of such stockholder was obtained from the report on Schedule 13G/A of FMR Corp. filed February 11, 1998. Such report was also filed on behalf of Edward C. Johnson 3d and Abigail P. Johnson, affiliates of FMR Corp.

(3) Direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. have sole voting and investment power with respect to all of such shares. Information with respect to the ownership of such stockholder was obtained from its report on Schedule 13G filed February 10, 1998. Such report was also filed on behalf of Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, Inc., affiliates of Franklin Resources, Inc.

(4) Brookhaven Capital Management Co., Ltd has sole voting and investment power with respect to 9,000 of such shares and shared voting and investment power with respect to 403,223 of such shares. Information with respect to the ownership of such stockholder was obtained from its report on Schedule 13D dated December 21, 1994.

    The holders of the Class B Common Stock have entered into an agreement intended to maintain an equal ownership of shares of Common Stock and Class B Common Stock by Carloss Morris and Malcolm S. Morris, collectively, and by Stewart Morris and Stewart Morris, Jr., collectively. Such agreement also provides for rights of first refusal with respect to Class B Common Stock among themselves in the event of the death, voluntary or involuntary disposition of the shares of Class B Common Stock and upon certain other specified conditions. In addition, the agreement provides that the parties will not sell their Class B Common Stock or convert their Class B Common Stock into Common Stock prior to January 2005.

    The following table sets forth information as of the Record Date with respect to each class of the Company's voting shares beneficially owned by executive officers, directors and nominees for director of the Company and by all officers, directors and nominees for director of the Company as a group:

                                                                              AMOUNT AND NATURE
                                                                                OF BENEFICIAL        PERCENT
                     NAME                              TITLE OF CLASS           OWNERSHIP(1)         OF CLASS
 ----------------------------------------------     -------------------       -----------------     ----------
 Carloss Morris  . . . . . . . . . . . . . . .          Common Stock                     71,650           1.1

 Stewart Morris  . . . . . . . . . . . . . . .          Common Stock                     64,278           1.0

 Malcolm S. Morris . . . . . . . . . . . . . .          Common Stock                     88,000(2)        1.4
                                                    Class B Common Stock                262,503          50.0

 Stewart Morris, Jr. . . . . . . . . . . . . .          Common Stock                     58,000(3)        1.0
                                                    Class B Common Stock                262,503          50.0

 Max Crisp . . . . . . . . . . . . . . . . . .          Common Stock                     15,500(5)        (4)

 C. M. Hudspeth  . . . . . . . . . . . . . . .          Common Stock                     27,165(6)        (4)

 Nita B. Hanks . . . . . . . . . . . . . . . .          Common Stock                        183           (4)

 Paul W. Hobby . . . . . . . . . . . . . . . .          Common Stock                        765           (4)

 Dr. E. Douglas Hodo . . . . . . . . . . . . .          Common Stock                        765           (4)

 Dr. W. Arthur Porter  . . . . . . . . . . . .          Common Stock                        765           (4)

 Lloyd Bentsen, III  . . . . . . . . . . . . .          Common Stock                      2,265           (4)

 All officers and directors as a group                  Common Stock                    329,336           5.1
  (11 persons)   . . . . . . . . . . . . . . .      Class B Common Stock                525,006         100.0

----------------

(1) Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(2) Consists of 88,000 shares subject to stock options (see "Executive Compensation--Option Grants and Exercises" at page 7).

(3) Consists of 58,000 shares subject to stock options (see "Executive Compensation--Option Grants and Exercises" at page 7).

(4)  Less than 1%.

(5) Includes 14,000 shares subject to stock options (see "Executive Compensation--Option Grants and Exercises" at page 7).

(6) Includes 1,665 shares as to which C. M. Hudspeth has sole voting and investment power and 25,500 shares owned by C. M. Hudspeth's wife and as to which he has no voting and no investment power.

                             ELECTION OF DIRECTORS

    At the meeting, nine directors (constituting the entire Board of Directors) are to be elected. The holders of Common Stock are entitled to elect five directors, and the holders of Class B Common Stock are entitled to elect four directors. All directors of the Company hold office until the next annual meeting of stockholders or until their respective successors are elected and qualify. All officers of the Company hold office until the regular meeting of directors following the annual meeting of stockholders or until their respective successors are elected and qualify.

    During 1997, the Board of Directors held five meetings and executed two consents in lieu of meetings. No director attended fewer than 80% of such meetings. The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The Company has no nominating committee of the Board of Directors.

    The Executive Committee may exercise all of the powers of the Directors, except those specifically reserved to the Board of Directors by law, and is comprised of Carloss Morris, Stewart Morris, Max Crisp and C. M. Hudspeth. During 1997, the Executive Committee held six meetings at which all members were present and executed 52 consents in lieu of meetings.

    It is the duty of the Audit Committee to (i) review, with the Company's independent auditors, the scope of the annual audit, (ii) review the independent auditors' management letter and (iii) meet with the Company's internal auditors. The Audit Committee is comprised of C. M. Hudspeth, Dr. E. Douglas Hodo and Lloyd Bentsen III. During 1997, the Audit Committee held two meetings at which all members were present.

    See "Executive Compensation--Compensation Committee" at page 10 for information with respect to the Company's Compensation Committee.

COMMON STOCK

    The following persons have been nominated to fill the five positions to be elected by the holders of Common Stock. Each was elected by the holders of the Common Stock at the annual meeting of stockholders held in 1997. It is the intention of the persons named in the proxy for the holders of Common Stock to vote the proxies for the election of the nominees named below, unless otherwise specified. The management of the Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors of the Company.

NOMINEE, AGE AND POSITION WITH THE COMPANY                                                      DIRECTOR SINCE
------------------------------------------                                                    ----------------
Nita B. Hanks, 44, Director . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1990
Dr. E. Douglas Hodo, 63, Director . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1988
Paul W. Hobby, 37, Director . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1989
Max Crisp, 63, Vice President-Finance, Secretary, Treasurer and Director  . . . . . . . . .          1970
C. M. Hudspeth, 78, Director  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1976

    For more than the past five years, Mrs. Hanks has been a Senior Vice President of Stewart Title Guaranty Company ("Guaranty"), a subsidiary of the Company.

    Dr. Hodo has served as President of Houston Baptist University for more than the past five years. Dr. Hodo is also a director of the United Services Group of funds.

    Mr. Hobby has served since 1995 as Chairman of Hobby Media Services, Inc., a media software company. Mr. Hobby is also a Vice President of Hobby Communications, L.L.C. Mr. Hobby served as Vice President of H & C Communications, Inc. until December 31, 1996.

    Mr. Crisp has served as Vice President-Finance, Treasurer and Secretary of the Company for more than the past five years.

    Mr. Hudspeth has been of counsel to the law firm of DeLange, Hudspeth, McConnell & Tibbets, L.L.P., Houston, Texas, and its predecessor firm, for more than the past five years. Mr. Hudspeth is a Trustee Emeritus of Rice University, Houston, Texas.

CLASS B COMMON STOCK

    The following persons have been nominated to fill the four positions to be elected by the holders of Class B Common Stock. Each was elected by the holders of the Class B Common Stock at the annual meeting of stockholders held in 1997. It is the intention of the persons named in the proxy for the holders of Class B Common Stock to vote the proxies for the election of the nominees named below, unless otherwise specified. The management of the Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors of the Company.

NOMINEE, AGE AND POSITION WITH THE COMPANY                                                      DIRECTOR SINCE
------------------------------------------                                                    ----------------
Carloss Morris, 82, Co-Chief Executive Officer
   and Chairman of the Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . .          1970
Stewart Morris, 78, Co-Chief Executive Officer, President and Director  . . . . . . . . . .          1970
Dr. W. Arthur Porter, 56, Director  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1993
Lloyd Bentsen, III, 53, Director  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1995

    Carloss Morris and Stewart Morris have served as Co-Chief Executive Officers of the Company for more than the past five years.

    Carloss Morris and Stewart Morris are brothers. Stewart Morris, Jr., an officer of the Company, is the son of Stewart Morris and a nephew of Carloss Morris. Malcolm S. Morris, an officer of the Company, is the son of Carloss Morris and a nephew of Stewart Morris.

    Dr. Porter has served as President and Chief Executive Officer of Houston Advanced Research Center, a non-profit research consortium, for more than the past five years. He also has served as an Adjunct Professor of Electrical Engineering at Rice University for more than the past five years. Dr. Porter is also a director of Electro Scientific Industries, Inc., Portland, Oregon.

    Mr. Bentsen served as an Advisory Director of the Company from 1992 until his election to the Board of Directors in 1995. Mr. Bentsen is a general partner and co-founder of Triad Ventures, a group of venture capital funds with over $50 million of capital that seeks to invest in Texas-based emerging growth companies. Prior to founding his venture capital firm in 1979, Mr. Bentsen spent ten years with Rotan Mosle, Inc., a regional investment banking firm, as a member of the corporate finance department. Mr. Bentsen is a graduate of Princeton University and holds an MBA from Stanford University.

    Carloss Morris, Stewart Morris, Malcolm S. Morris and Stewart Morris, Jr., acting together, have the power to direct the management and policies of the Company. Accordingly, they may be deemed to be "control persons" as such term is used in regulations adopted under the Securities Exchange Act of 1934.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

    The following table summarizes compensation information concerning each of the Company's executive officers for each of the three years ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                              ANNUAL COMPENSATION               (AWARDS)
                                        --------------------------------      -------------      ALL OTHER
    NAME AND PRINCIPAL POSITION         YEAR      SALARY           BONUS      STOCK OPTIONS     COMPENSATION
                                                    ($)             ($)         (# SHARES)          ($)
 ---------------------------------      ----      ------          ------      -------------     ------------
 Carloss Morris                         1997       135,000        220,789              --           17,713(1)
   Chairman of the Board and            1996       135,000        211,305              --           28,310
   Co-Chief Executive Officer(2)        1995       130,000        160,000              --           22,824

 Stewart Morris                         1997       135,000        220,789              --           15,399(3)
   President and                        1996       135,000        211,305              --           19,470
   Co-Chief Executive Officer(4)        1995       130,000        160,000              --           17,966

 Stewart Morris, Jr.                    1997       130,000        224,148          10,000            5,855(5)
   Senior Executive Vice                1996       130,000        218,075          10,000            4,416
   President--Assistant                 1995       125,000        117,790           8,000            5,245
   President(6)

 Malcolm S. Morris                      1997       130,000        224,148          10,000            5,644(7)
   Senior Executive Vice                1996       130,000        218,075          10,000            3,951
   President--Assistant Chairman(8)     1995       125,000        117,790           8,000            4,427

 Max Crisp                              1997       140,000         99,318           5,000            7,220(9)
   Vice President--Finance(10)          1996       140,000         94,460           5,000            7,670
                                        1995       139,900         67,775           4,000            8,374

-------------

(1) Consists of matching contributions to the Company's 401(k) plan ($1,500), director's fees ($1,800) and $14,413, representing the portion of insurance premiums paid by the Company with respect to term life insurance plus the dollar value of the benefit of the remainder of life insurance premiums paid by the Company (see"--Insurance" at page 8).

(2) Carloss Morris is also a director of the Company, Chairman of the Executive Committee of Guaranty and Vice Chairman of the Executive Committee of Stewart Title Company ("Title"), a subsidiary of the Company.

(3) Consists of matching contributions to the Company's 401(k) plan ($1,500), director's fees ($1,800) and $12,099, representing the portion of insurance premiums paid by the Company with respect to term life insurance plus the dollar value of the benefit of the remainder of life insurance premiums paid by the Company (see"--Insurance" at page 8).

(4) Stewart Morris is also a director of the Company, Chairman of the Executive Committee of Title and Vice Chairman of the Executive Committee of Guaranty.

(5) Consists of matching contributions to the Company's 401(k) plan ($1,500), director's fees ($2,550) and $1,805, representing the portion of insurance premiums paid by the Company with respect to term life insurance plus the dollar value of the benefit of the remainder of life insurance premiums paid by the Company.

(6) Stewart Morris, Jr., age 49, is also President and Chief Executive Officer of Title and Chairman of the Board of Guaranty.

(7) Consists of matching contributions to the Company's 401(k) plan ($1,500), director's fees ($1,850) and $2,294, representing the portion of insurance premiums paid by the Company with respect to term life insurance plus the dollar value of the benefit of the remainder of life insurance premiums paid by the Company.

(8) Malcolm S. Morris, age 51, is also President and Chief Executive Officer of Guaranty and Chairman of the Board of Title.

(9) Consists of matching contributions to the Company's 401(k) plan ($1,500), director's fees ($1,800) and $3,920, representing the portion of insurance premiums paid by the Company with respect to term life insurance plus the dollar value of the benefit of the remainder of life insurance premiums paid by the Company.

(10) Max Crisp is also Secretary, Treasurer and a Director of the Company and Vice President-Finance of Guaranty and Title.

      Each executive officer of the Company holds office until the regular meeting of directors following the annual meeting of stockholders or until his successor is elected and qualifies.

OPTION GRANTS AND EXERCISES

      The following table sets forth information concerning individual grants of stock options made during the year ended December 31, 1997 to each of its executive officers. All such grants were made on May 27, 1997, under the terms of the Company's 1995 Stock Option Plan. The Company did not grant any stock appreciation rights during such year. The hypothetical values on the date of grant of stock options granted in 1997 shown below are presented pursuant to the rules of the Securities and Exchange Commission and are calculated under the modified Black-Scholes Model (the "Model") for pricing options. This hypothetical value of options trading on the stock markets bears little relationship to the compensation cost to the Company or potential gain realized by an optionee. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Company's Common Stock relative to the exercise price per share of Common Stock issuable under the stock option at the time the stock options are exercised. There is no assurance that the hypothetical present values of stock options reflected in this table actually will be realized.

              OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1997

                                                              INDIVIDUAL GRANTS
                                --------------------------------------------------------------------------
                                                    PERCENT OF
                                                   TOTAL OPTIONS
                                                     GRANTED                                               GRANT DATE
                                   OPTIONS         TO EMPLOYEES            EXERCISE            EXPIRATION    PRESENT
             NAME                  GRANTED           IN 1997                PRICE                 DATE       VALUE(1)
----------------------------    ------------       -----------            ----------          ------------  ---------
                                 (# shares)             (%)                   ($)                              ($)
Stewart Morris, Jr. . . .        10,000(2)             26                    19.50               5/27/07     81,690
Malcolm S. Morris . . . .        10,000(2)             26                    19.50               5/27/07     81,690
Max Crisp . . . . . . . .         5,000(3)             13                    19.50               5/27/07     40,845


-----------

(1) The grant date present values are calculated under the Model. The Model is a mathematical formula used to value stock options and is based on the stock's historical volatility, dividend rate, option term and risk-free rate of return. The grant date present value does not reflect any discount with respect to prohibitions on transfer.

(2) The options become exercisable as follows: 1,775 shares on January 1, 1998, 5,128 shares on January 1, 1999 and 3,097 shares on January 1, 2000.

(3) The options become exercisable as follows: 4,902 shares on May 27, 1997, and 98 shares on January 1, 1998.

    The following table sets forth information concerning each exercise of stock options during the year ended December 31, 1997 by each of its executive officers and the value of unexercised options at December 31, 1997. The Company has not issued any tandem or freestanding stock appreciation rights.

   AGGREGATED OPTION EXERCISES IN 1997 AND OPTION VALUES AT DECEMBER 31, 1997

                                                                                       VALUE OF UNEXERCISED
                                                          NUMBER OF UNEXERCISED       IN-THE-MONEY OPTIONS AT
                                                       OPTIONS AT DECEMBER 31, 1997      DECEMBER 31, 1997
                                 SHARES                ----------------------------  ----------------------------
                                ACQUIRED ON  VALUE
           NAME                  EXERCISE   REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE    UNEXERCISABLE
 -----------------------        ---------  ----------  -------------  -------------  -----------    -------------
                                (# shares)     ($)       (# shares)     (# shares)      ($)              ($)

 Stewart Morris, Jr.                --         --          44,869         13,131        726,776        120,424
 Malcolm S. Morris                  --         --          74,869         13,131      1,321,776        120,424
 Max Crisp                          --         --          13,902             98        125,169            931

COMPENSATION OF DIRECTORS

    Directors of the Company, other than employees of the Company, receive an annual retainer of $7,500 and directors' fees of $2,000 per meeting attended. Directors of the Company who are employees receive directors' fees of $150 per meeting. Members of the Audit Committee and members of the Compensation Committee who are not employees of the Company receive $1,000 per meeting attended. No additional amounts are paid to members of the Executive Committee for their services as such. Mr. Hudspeth receives aggregate annual fees of $36,000 for his services as a director and member of each of the committees of the Board of Directors. Pursuant to the Stewart Information Services Corporation 1996 Directors' Stock Plan (the "1996 Plan"), each non-employee Director receives, in addition to the annual retainer and per meeting fees described above, an annual award of shares of Common Stock of the Company valued at $7,500 based on the fair market value of the Common Stock on the date of the award. The Company also reimburses each director for the cost of an annual medical examination.

DEFERRED COMPENSATION AGREEMENTS

    On March 10, 1986, the Company entered into a Deferred Compensation Agreement with each of Malcolm S. Morris, Stewart Morris, Jr. and Max Crisp (individually, a "Beneficiary"). Pursuant to such agreements, as amended, a Beneficiary or his designee is entitled to receive, commencing upon his death or attainment of the age of 65 years, 15 annual payments in amounts that will, after payment of income taxes thereon, result in a net annual payment of $66,667 to Max Crisp and $133,333 to each of Malcolm S. Morris and Stewart Morris, Jr. For purposes of such agreements, each Beneficiary is deemed to be subject to federal income taxes at the highest marginal rate applicable to individuals. Such benefits are fully vested and are forfeited only if a Beneficiary's employment with the Company is terminated by reason of fraud, dishonesty, embezzlement or theft. Any death or income benefits provided to a Beneficiary under certain insurance policies currently maintained by the Company will reduce payments due to such Beneficiary under his Deferred Compensation Agreement.

INSURANCE

    The Company is a party to Life Insurance Coverage Agreements dated December 1, 1993, with Carloss Morris and Stewart Morris under which the Company has agreed to maintain $1,000,000 of life insurance coverage on the lives of each of them, with death benefits payable to their designated beneficiaries. Pursuant to such agreements, the Company has purchased split-dollar life insurance policies ("SD Policies") for which the Company pays annual premiums of $55,776 and $42,000 for the SD Policies on the lives of Carloss Morris and Stewart Morris, respectively. Premiums under the SD Policies will be returned to the Company from the proceeds of death benefits under the SD Policies. In 1997, the net death benefits to Carloss Morris and Stewart Morris under the SD policies were $609,568 and $706,000, respectively, and such benefits will decline annually by the amount of the premiums paid by the Company. The net death benefit under each SD Policy will also be affected by annual earnings under such policy. The Company currently anticipates that the net death benefit under the SD Policies will decline to approximately $400,000 for Carloss Morris by the year 2000 and $400,000 for Stewart Morris by the year 2004.

    Prior to 1994, the Company established two paid up life insurance policies having no cash surrender value and providing death benefits of $890,954 and $769,873 to the beneficiaries of Carloss Morris and Stewart Morris, respectively. No premiums were paid by the Company under such policies in 1997; however, pursuant to applicable federal income tax regulations, taxable income attributable to the such policies in 1997 of $40,199 and $34,736 was incurred by Carloss Morris and Stewart Morris, respectively.

PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on Common Stock with the cumulative total return of the Russell 2000 Index and the Russell 2000 Financial Services Sector Index (which includes the Company and its major publicly owned competitors) for five years ended December 31, 1997. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1992 and that all dividends were reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
   AMONG THE COMPANY, RUSSELL 2000 AND RUSSELL 2000 FINANCIAL SERVICES SECTOR





                                    [chart]





                                                                       AT DECEMBER 31,
                                               ----------------------------------------------------------------
                                                 1992       1993       1994        1995       1996       1997
                                               --------   --------   --------   ---------  ---------   --------
 Company . . . . . . . . . . . . . . . . . .   $ 100.00   $ 147.76   $  114.94  $  162.42  $  158.62   $ 224.10
 Russell 2000  . . . . . . . . . . . . . . .     100.00     118.91      116.74     149.94     174.67     213.72
 Russell 2000 Financial
   Services Sector   . . . . . . . . . . . .     100.00     122.92      123.68     171.73     221.25     300.96

COMPENSATION COMMITTEE

    Compensation Committee Interlocks and Insider Participation

    It is the duty of the Compensation Committee to approve the compensation of the executive officers. The Compensation Committee is comprised of C. M. Hudspeth, Paul W. Hobby and Dr. W. Arthur Porter. During 1997, the Compensation Committee held two meetings at which all members were present.

    During 1997, the Company and its subsidiaries paid a total of $80,280 to the law firm of DeLange, Hudspeth, McConnell & Tibbets, L.L.P. C. M. Hudspeth is of counsel to such firm.

Compensation Committee Report on Executive Compensation

To the Board of Directors of
Stewart Information Services Corporation:

                         COMPENSATION COMMITTEE REPORT

    Compensation Policy. The Compensation Committee of the Board of Directors (the "Committee") is responsible for the oversight and administration of the Company's executive compensation program. The Committee reviews the compensation program of the Company during each year as it deems necessary. The objective of the Committee is to provide executive officers of the Company with a compensation package that is fair and reasonable based on their individual levels of responsibility and performance in relation to the compensation of executive officers of other publicly held companies in the title insurance and comparable industries. In making its determinations as to the reasonableness of the Company's executive compensation, the Committee relies in part on the advice of a nationally recognized, independent compensation consulting firm.

    The principal elements of the Company's executive compensation program are an annual salary, an annual cash bonus and stock option grants to officers of the Company other than the co-chief executive officers. The Company also provides life insurance to each of its executive officers.

    Base Salary. For 1997, the base salary levels for the executive officers of the Company were unchanged. Historically, base salaries of the Company's executive officers have remained relatively stable from year to year. Base salaries are set at levels deemed reasonable by the Committee based upon its subjective evaluation of the executive officer's level of responsibility.

    Annual Bonus. Each of the co-chief executive officers is eligible to receive an annual cash bonus based on the consolidated net income of Guaranty. The annual bonus tends to link a portion of the executive's compensation to the Company's annual results. The Committee believes that the consolidated income of Guaranty, and the effect thereof on the level of dividends paid by the Company and the Company's book value per share, are important determinants over time of the value of the Company's Common Stock. For more than the past ten years, each of the co-chief executive officers has received an annual bonus equal to three percent of the annual consolidated net income of Guaranty. For 1995, the maximum amount of such bonus was limited to $160,000 per year per recipient. In 1996, the Committee reduced the bonus formula percentage and eliminated the cap on bonuses payable to the co-chief executive officers, which resulted in an increase of $51,305 in the bonus paid to each of the co-chief executive officers in 1996 as compared with 1995. For 1997, the bonus formula for each of the co-chief executive officers was changed to 1.5% of the first $13 million of consolidated net income of Guaranty and 0.75% of such income in excess of $13 million, which resulted in an increase of $9,484 in the bonus paid to each of the co-chief executive officers in 1997 as compared with 1996. For 1998, the Committee has recommended a bonus formula for each of the co-chief executive officers of 1.0% of the first $20 million of income before taxes of Guaranty and 0.75% of such income in excess of $20 million, with a minimum bonus of $125,000. Had such formula been in effect for 1997, the bonus paid to each of the co-chief executive officers would have been increased by $15,433.

    Stock Options. The Company has in effect its 1995 Stock Option Plan, the purpose of which is to make available to the Committee a form of compensation that will align the interests of executive officers with those of the stockholders over a multi-year term. Executive officers, other than Carloss Morris and

Stewart Morris, who were omitted from the plan at their request, are eligible for grants of options at a purchase price not less than the fair market value of the shares on the date of grant. Pursuant to the plan, in 1997 the Committee granted options to Malcolm Morris, Stewart Morris, Jr. and Max Crisp for 10,000, 10,000 and 5,000 shares, respectively. See "--Option Grants and Exercises" elsewhere in the Proxy Statement in which this report is included. The values of such options were taken into account by the Committee in determining the reasonableness of the recipient officer's annual compensation package. After giving effect to stock option grants in 1997, an aggregate of 30,000 shares are available for stock option grants under the plan.

    Insurance. Pursuant to agreements dated December 1, 1993, the Company pays the premiums on individual split-dollar life insurance policies for the co-chief executive officers and their beneficiaries. The Company will recover the full amount of premiums paid from the death benefit upon the death of the insured. See "--Insurance" elsewhere in the Proxy Statement in which this report is included. Except with respect to the co-chief executive officers, such insurance is not considered by the Compensation Committee to be a significant part of the aggregate compensation package afforded by the Company to its executive officers.

    The Company's net earnings increased from $2.13 per diluted share in 1996 to $2.22 per diluted share in 1997 (after deducting a nonrecurring charge of $.18 per share in the fourth quarter of 1997), primarily due to favorable mortgage interest rates in 1997. The Committee recognizes that the title insurance industry is strongly affected by nationally prevailing interest rates, and the Company's financial results from year to year will depend largely on the level of real estate activity in its primary markets. The Committee subjectively evaluates the performance of the Company's executive officers, including the co-chief executive officers, with respect to their efforts to provide for the long- term financial well being of the Company and to respond to continuing changes in the industry environment. In 1997, the Committee gave particular consideration to the efforts of the co-chief executive officers and other executive officers in further developing the Company's automation programs, increasing the Company's market share in existing markets, entering new markets through acquisitions and pursuing opportunities in international markets.

                            C. M. Hudspeth                  Paul W. Hobby
                                         Dr. W. Arthur Porter

                                 Members of the Compensation Committee

                       SELECTION OF INDEPENDENT AUDITORS

    KPMG Peat Marwick LLP has been selected by the Company as its principal independent auditors for the Company's fiscal year ending December 31, 1998, and served in such capacity for the Company's fiscal year ended December 31, 1997. Representatives of KPMG Peat Marwick LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

                              CERTAIN TRANSACTIONS

    During 1997, the Company and its subsidiaries paid a total of $167,540 to the law firm of Morris, Lendais, Hollrath & Snowden, P.C., of which Carloss Morris and Malcolm S. Morris are shareholders. In connection with real estate transactions processed by Title, such firm receives legal fees from its clients who are also customers of Title and who select such firm as their counsel. During 1997, the Company and its subsidiaries also paid legal fees to a law firm to which C. M. Hudspeth is of counsel (see "Executive Compensation--Compensation Committee--Compensation Committee Interlocks and Insider Participation" at page 10).

    During 1997, Marietta Maxfield, a daughter of Carloss Morris, was a full-time attorney for Guaranty and was paid $95,078 for services rendered in such capacity.

               PROPOSALS AND NOMINATIONS FOR NEXT ANNUAL MEETING

    Any proposals of holders of Common Stock or Class B Common Stock intended to be presented at the annual meeting of stockholders of the Company to be held in 1999 must be received by the Company at its principal executive offices, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056, no later than November 23, 1998, in order to be included in the proxy statement and form of proxy relating to that meeting. Pursuant to the Company's By-Laws, nominations of persons for election by the holders of Common Stock to the Board of Directors of the Company at the annual meeting of stockholders of the Company to be held in 1999 must be received by the Company no later than February 15, 1999.

                                 OTHER MATTERS

    The management of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

    The cost of solicitation of proxies in the accompanying form will be paid by the Company. The Company has retained Georgeson & Co., a proxy solicitation firm, to assist it in soliciting proxies for the proposals described in this proxy statement. The Company has agreed to pay Georgeson & Co. a fee for such services, which is not expected to exceed $5,500, plus expenses. In addition to solicitation by use of the mails, certain officers or employees of the Company, and of Georgeson & Co., may solicit the return of proxies by telephone, telegram or personal interview.

                                      By Order of the Board of Directors,

                                      Max Crisp

                                      Secretary

March 23, 1998

PROXY                                                                    PROXY

                    STEWART INFORMATION SERVICES CORPORATION
             THIS PROXY FOR HOLDERS OF COMMON STOCK IS SOLICITED ON
                        BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF STOCKHOLDERS -- APRIL 24, 1998

    The undersigned appoints Ken Anderson, Jr. and Tannie L. Pizzitola, Jr., and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Stewart Information Services Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on April 24, 1998, or at any adjournment thereof.

    Unless otherwise marked, this proxy will be voted FOR the election of the nominees named.

               PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

                    STEWART INFORMATION SERVICES CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

Election of Directors --                                            For     Withheld    For All
Nominees; Nita B. Hanks, Dr. E. Douglas Hodo, Paul W. Hobby,        All       All        Except
Max Crisp, C.M. Hudspeth                                            [ ]       [ ]         [ ]

----------------------------------
(Except nominee(s) written above.)

                    The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.

                                        Dated                            , 1998
                                             ----------------------------
                    Signature(s)
                                -----------------------------------------------

                    -----------------------------------------------------------
                    Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity.